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                                                                      EXHIBIT 12

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                  YEAR ENDED DECEMBER 31
                                                  ------------------------------------------------------
                                                    1997        1996        1995        1994       1993
                                                  --------    --------    --------    --------    ------
                                                       (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Net income....................................    $  513.4    $  369.0    $  261.8    $  256.4    $220.4
Income taxes..................................       272.3       180.6       175.4       103.6     107.4
                                                  --------    --------    --------    --------    ------
Income before income taxes....................       785.7       549.6       437.2       360.0     327.8
                                                  --------    --------    --------    --------    ------
Fixed charges:
  Interest expense(1).........................     1,008.0       915.1       859.7       656.6     532.9
  Interest portion of rentals(2)..............        20.3        21.9        14.8         8.6       4.9
                                                  --------    --------    --------    --------    ------
Total fixed charges...........................     1,028.3       937.0       874.5       665.2     537.8
                                                  --------    --------    --------    --------    ------
Total earnings as defined.....................    $1,814.0    $1,486.6    $1,311.7    $1,025.2    $865.6
                                                  ========    ========    ========    ========    ======
Ratio of earnings to fixed charges............        1.76        1.59        1.50        1.54      1.61
                                                  ========    ========    ========    ========    ======
Preferred stock dividends(3)..................    $    7.0    $   10.9    $   12.0    $   10.1    $ 12.9
                                                  ========    ========    ========    ========    ======
Ratio of earnings to combined fixed charges
  and preferred stock dividends...............        1.75        1.57        1.48        1.52      1.57
                                                  ========    ========    ========    ========    ======

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(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rental which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pre-tax equivalents based on effective tax rates of 34.7, 32.9, 40.1, 28.8 and 32.8 percent for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.